Exhibit 10.5
RESTRICTED STOCK UNIT AWARD

The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Quaker Houghton (the “Company”) has approved the award (the “Award”) to ###PARTICIPANT_NAME### (the “Grantee”), of ###TOTAL_AWARDS### Restricted Stock Units (“RSUs”) under the Quaker Houghton Long-Term Performance Incentive Plan (the “2024 Plan”). Each vested RSU entitles Grantee to receive one share of Common Stock of the Company on the Distribution Date. Subject to Grantee’s acceptance of the terms and conditions of this Award set forth in this agreement (the “Agreement”), this Award is effective as of ###GRANT_DATE### (the “Effective Date”).
Except as provided herein and in the 2024 Plan, RSUs subject to this Award will vest per the vesting schedule listed below. The initial vesting will occur on ###FIRST_VEST_DATE### (the “Vesting Date”) (the period from the Effective Date to the Vesting Date, the “Restriction Period”).
###VEST_SCHEDULE_TABLE###
The terms and conditions of this Award are governed by this Agreement and the 2024 Plan. Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the 2024 Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the 2024 Plan, the terms of the 2024 Plan shall govern.
1.As soon as practicable after the Effective Date of this Award, the RSUs will be credited to a separate account maintained by the 2024 Plan’s third-party administrator on Grantee’s behalf.
2.The RSUs may not be transferred in any manner other than by will or the laws of descent or distribution.
3.The RSUs are not actual shares of Common Stock, and do not have voting rights.
4.Grantee will receive dividend equivalents on RSUs. On each date that the Company pays a cash dividend to holders of Common Stock, the Company, through the 2024 Plan’s third-party administrator, will credit to Grantee’s account an additional number of RSUs equal to the total number of RSUs credited to Grantee’s account on such date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a share of Common Stock on such date. RSUs credited pursuant to this paragraph will be subject to the same terms and conditions, and will be paid at the same time and in the same form, as the RSUs to which the dividend equivalent rights relate.
5.Under the 2024 Plan, unvested RSUs will be forfeited immediately after Grantee’s Termination of Service with the Company and its subsidiaries, unless such termination is due to death or Total Disability or by the Company without Cause, or on or after attainment of age sixty (60), in which case the unvested RSUs will vest on the date of termination on a pro rata basis (based on the number of full months of active service with the Company or a subsidiary during the Vesting Period over the total number of full months in the Vesting Period). In the event of a Covered Termination (generally a Termination of Service by action of the Company without Cause or a resignation for Good Reason in each case within two (2) years following a Change in Control), all unvested RSUs will fully vest as of the date of such Covered Termination. Any fractional RSUs will be forfeited.
6.With respect to vested RSUs, a corresponding number of actual shares of Common Stock will be deposited into a stock plan account established under Grantee’s name by the 2024 Plan’s third-party administrator in the calendar year in which the vesting date or, if applicable, within ninety (90) days after a Covered Termination occurs. The date of such transfer shall be referred to as the “Distribution Date.”
7.All distributions to Grantee or to Grantee’s beneficiary upon vesting of the RSUs hereunder will be subject to withholding by the 2024 Plan’s third-party administrator of amounts sufficient to cover the applicable withholding obligations. In the event that any required tax withholding upon the settlement of such RSUs exceeds your other compensation due from the Company, Grantee agrees to remit to the Company, as a condition to settlement of such RSUs, such additional amounts in cash as are necessary to satisfy the required withholding. Any and all withholding obligations may be settled with shares of Common Stock.

8.A Grantee’s right to receive or retain this Award, to retain any amount received pursuant to this Award (in cash or Common Stock) and, in the case of Common Stock received pursuant to this Award, to retain any profit or gain the Grantee realized in connection with this Award, shall be subject to any recoupment or “clawback” policy adopted by the Company.
9.Notwithstanding any provision of this Agreement to the contrary, if a Grantee is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Agreement that constitutes deferred compensation subject to Code Section 409A and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Grantee before the date that is six (6) months after the date of the Grantee’s separation from service. Any payment or benefit that is delayed pursuant to this paragraph shall be made or provided on the first (1st) business day of the seventh (7th) month following the month in which the Grantee’s separation from service occurs. With respect to any cash payment delayed pursuant to this paragraph, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Grantee’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this paragraph through the date payment is made. The provisions of this paragraph shall apply only to the extent required to avoid a Grantee’s incurrence of any additional tax or interest under Code Section 409A. To the extent any payment or benefit under the 2024 Plan constitutes deferred compensation subject to Code Section 409A, this 2024 Plan is intended to comply with Code Section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code Section 409A.
10.Nothing in the 2024 Plan or this Agreement will be construed as creating any right in the Grantee to continued employment or service, or as altering or amending the existing terms and conditions of the Grantee’s employment or service.
11.All notices required to be given hereunder shall be mailed by registered or certified mail to the Company to the attention of its Secretary, at 901 E. Hector Street, Conshohocken, Pennsylvania 19428, and to Grantee at Grantee’s address as it appears on the Company’s books and records unless either of said parties has duly notified the other in writing of a change in address.
12.To the extent not preempted by Federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles.
13.This Agreement contains all the understandings between the parties hereto pertaining to the matter referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

QUAKER HOUGHTON

BY:
    Andrew E. Tometich

Grantee represents that Grantee is familiar with the terms and provisions of the 2024 Plan, and hereby accepts this Award subject to the terms and provisions of the 2024 Plan insofar as they relate to RSUs granted thereunder. Grantee agrees hereby to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the 2024 Plan or this Grant. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Grantee any taxes required to be withheld by Federal, state, or local law as a result of the vesting of this Award. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

    By:
                                ###PARTICIPANT_NAME###

Acceptance Date: ###ACCEPTANCE_DATE###